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                             Supplemental Agreement
                Amendment No. 2 to Securities Purchase Agreement

Supplemental Agreement dated and effective as of October 04, 2001, among China Development Industrial Bank Inc. (the "Seller"), the investors signatory hereto (individually, a "Purchaser" and, collectively, the "Purchasers"), and Baker & McKenzie (the Seller, Purchasers and Baker & McKenzie are, collectively, the "Parties").

Whereas pursuant to the Securities Purchase Agreement among the Parties dated September 7, 2001 (the "Purchase Agreement"), and Supplemental Agreement, Amendment No. 1 to Securities Purchase Agreement, dated September 27, 2001 ("Amendment No. 1"), the Seller agreed to sell to the Purchasers and the Purchasers severally agreed to purchase from the Seller the Shares (as defined in the Agreement), subject to the terms of the Agreement. The Purchase Agreement, as amended by Amendment No. 1 is hereinafter, the "Agreement".

Whereas the Parties now desire to amend certain provisions of the Agreement.

Now, Therefore, in consideration of mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Capitalized terms not defined herein shall have their meanings set forth in the Agreement.

2. Unless otherwise expressly amended herein, terms, conditions and provisions of the Agreement shall remain in full force and effect.

3. The definition of "First Tranche Per Share Purchase Price" in Section 1.1 of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

      "First Tranche Per Share Purchase Price" means 91% of the average Closing Prices during the fifteen Trading Days following September 15, 2001."

4. The definition of "Second Tranche Closing Date " in Section 1.1 of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

      "Second Tranche Closing Date" means October 10, 2001."

5. Section 2.2(b)(1) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

            "(b) On the 16th Trading Day after the First Tranche Closing Date (such date, the "First Tranche Settlement Date"), subject to the provisions of Section 2.6 and this Section 2.2:

                  (1)(A) If the Seller shall have obtained and delivered to the Purchasers the Waiver by the First Tranche Settlement Date, then if the Seller shall have received either (x) notice from the Money Escrow Agent of the Money Escrow Agent's receipt of the funds required to have been delivered by the Purchasers pursuant to Section 2.2(a) and, if applicable 2.2(b)(2), or (y) other reasonably acceptable evidence of the delivery of such funds to the Money Escrow Agent, the Seller shall deliver to each Purchaser's DTC Account through the Depository Trust Company DWAC system a number of Shares equal to the sum of (x) the product of (1) 800,000 multiplied by (2) such Purchaser's First Tranche Percentage. The aggregate 800,000 Shares to be so delivered, the "First Tranche Shares".






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                  (B) If the Seller shall not have obtained and delivered to the
      Purchasers the Waiver by the First Tranche Settlement Date, then the
      Seller shall deliver to the Share Escrow Agent for delivery in accordance with Section 2.5 and in form acceptable to each of the Seller, the Purchasers and the Share Escrow Agent, the First Tranche Shares. ___ Each Purchaser shall be entitled to a number of First Tranche Shares at such settlement equal to the product of (1) 800,000 multiplied by (2) such Purchaser's First Tranche Percentage. If (x) a mutually acceptable form of share delivery is not determined by the second Trading Day immediately preceding First Tranche Settlement Date or (y) a Share Escrow Agent is not named by such date, then at the request of the Purchasers, the Seller shall deliver First Tranche Shares to the Share Escrow Agent or, if no Share Escrow Agent has been appointed by the Purchasers by such date or the appointed Share Escrow Agent will not accept certificated securities for such purpose, the Seller shall deliver to Robinson Silverman for the benefit of each Purchaser certificates, issued by the Company and registered in the name of each Purchaser, representing the First Tranche Shares to be issued and sold to such Purchaser on such Settlement Date."

6. Section 2.2(c) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

            "(c) In addition to the First Tranche Shares that each Purchaser is obligated or permitted to purchase from the Seller under this Section 2.2, each Purchaser shall have the right (but not the obligation) to purchase up to a number of additional Shares equal to the product of (1) 350,000 multiplied by (2) such Purchaser's First Tranche Percentage, at a purchase price per Share equal to the First Tranche Per Share Purchase Price. To exercise this right, a Purchaser will deliver to the Seller, via facsimile no later than 5:30 p.m. (New York time) on October 5, 2001, a notice specifying the number of such additional Shares to be purchased by such Purchaser under this Section 2.2(c). The aggregate 350,000 additional Shares that the Purchasers may purchase under this Section 2.2(c) are collectively referred to in this Agreement as the "First Tranche Call Shares". The Purchasers' right to purchase First Tranche Call Shares under this Section 2.2(c) is in addition to the Shares and Subsequent Shares referenced elsewhere in this Agreement. The settlement of the sale of First Tranche Call Shares shall occur on the First Tranche Settlement Date. On the First Tranche Settlement Date, each Purchaser who delivered a notice under this Section 2.2(c) will deliver to the Money Escrow Agent an amount in United States dollars equal to the product of (x) the number of First Tranche Call Shares that such Purchaser has elected to purchase under such notice multiplied by (y) the First Tranche Per Share Purchase Price. The Money Escrow Agent shall promptly notify the Seller and each Purchaser of its receipt of the amounts required to have been delivered by the Purchasers in accordance with the immediately preceding sentence. If the Money Escrow Agent shall have received the funds required to have been delivered by the Purchasers who delivered one or more notices under this
      Section 2.2(c) or if the Money Escrow Agent shall have received reasonably acceptable evidence of the delivery of such funds, then the Seller shall deliver to each such Purchaser the number of First Tranche Call Shares specified in such Purchaser's notice under this Section 2.2(c), to such Purchaser's DTC Account through the Depository Trust Company DWAC System. Upon its receipt of written notice from the Purchaser of its receipt of the First Tranche Call Shares required to have been delivered to it by the Seller in accordance with the immediately preceding sentence, the Money Escrow Agent shall deliver to the Seller all of the funds delivered by such Purchaser for such First Tranche Call Shares, less an amount equal to 3% of all such amounts delivered by such Purchaser, if such Purhcaser is not S.R. West Corp., which shall be disbursed to or as directed by S.R. West Corp."




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7.    Section 2.2(e) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

            "(e) If the Seller shall fail to comply with its delivery requirements under Section 2.2(b)(1) or 2.2(c) by the Trading Day immediately following the First Tranche Settlement Date, then each Purchaser shall have the right, by delivery of written notice to the Money Escrow Agent and Seller, to require the immediate return of all amounts deposited by such Purchaser under this Section 2.2, together with all interest earned thereon."

8. Section 2.3(a) and (b) of the Purchase Agreement shall be deleted in their entirety and replaced with the following:

            "(a) On the Second Tranche Closing Date, each Purchaser shall deposit with the Money Escrow Agent for future return or disbursement in accordance with this Section 2.3 and/or Section 2.5 (if applicable), an aggregate amount in United States dollars equal to the product of 50% of
      (x) the product of (1) 650,000 multiplied by (2) such Purchaser's First Tranche Percentage multiplied by (y) the Closing Price on the Trading Day immediately preceding the Second Tranche Closing Date.

            (b) Not later than 5:30 p.m. (New York time) on the fifteenth Trading Day following the Second Tranche Closing Date, each Purchaser shall deliver a written notice ("Second Tranche Purchase Notice") via facsimile to the Seller specifying the number of Shares to be purchased by such Purchaser on the Second Tranche Settlement Date (as defined below), which notice (1) will specify a minimum number of Shares equal to the product of (x) 650,000 multiplied by (y) such Purchaser's First Tranche Percentage and (2) may not specify a number of Shares greater than the product of (x) 1,000,000 multiplied by (y) such Purchaser's First Tranche Percentage. The Shares indicated on all Second Tranche Purchase Notices or the notices delivered by the Purchasers under Section 2.3(d), as applicable, are collectively referred to as the "Second Tranche Shares".

9. The introductory paragraph of Section 2.3(d) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

            "(d) If the average of the Closing Prices during the seventeen Trading Days immediately following (but not including) the Second Tranche Closing Date (the "Second Tranche Pricing Period") is greater than the Ceiling Price or less than the Floor Price, then each Purchaser shall have the right (but not the obligation) to purchase up to a number of Second Tranche Shares equal to the product of (1) 1,000,000 multiplied by (2) such Purchaser's First Tranche Percentage at a purchase price per Share equal to the Second Tranche Per Share Purchase Price. To exercise this right, a Purchaser will deliver to the Seller, via facsimile no later than the first Trading Day after the Second Tranche Pricing Period, a notice specifying the number of Second Tranche Shares to be purchased by such Purchaser under this Section 2.3(d)."





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10.   Section 2.5(a) and Section 2.5(b) of the Purchase Agreement shall each be deleted in its entirety and replaced with the following:

            "(a) Following its receipt of written confirmation from the Purchasers of their receipt of all First Tranche Shares and Second Tranche Shares required to have been delivered to them on the Waiver Settlement Date, the Money Escrow Agent shall disburse to the Seller the aggregate amounts deposited by the Purchasers in accordance with Sections 2.2 and
      2.3 (the "Required Payments"), less (1) those amounts returned to the Purchasers and those amounts required to have been returned to the Purchasers and not so returned (together with all interest earned thereon) in each case under Sections 2.2(b)(3), 2.2(c), 2.2(d), 2.2(e), 2.3(c)(3),
      2.3(d)(3), 2.3(e), and 2.3(f), (all amounts required to have been returned to the Purchasers under such Sections are, collectively, the "Required Returned Payments"), and (2) an amount equal to 3% of the aggregate Required Payments received and not required to have been returned to the Purchasers under Sections 2.2, 2.3, or this 2.5, which amount shall be delivered to or as directed by S.R. West Corp. in accordance with wire instructions delivered by S.R. West Corp. for such purpose. On the Waiver Settlement Date, any as of yet unreturned Required Returned Payments shall be returned by the Money Escrow Agent to the Purchasers, together with all interest earned thereon.

            (b) The Share Escrow Agent shall deliver to each Purchaser's DTC Account through the Depository Trust Company DWAC system, the First Tranche Shares and Second Tranche Shares required to be delivered to such Purchaser in accordance with Sections 2.2(b)(1)(B), 2.2(c), 2.3(c)(1)(B), and 2.3(d)(1)(B), including any Shares previously delivered by Seller in certificated form. If any such Shares cannot or are not for any reason be delivered to the Purchasers' DTC Accounts by the Waiver Settlement Date, then each Purchaser may accept, but is not required to accept, delivery of such Shares in certificated form, registered in the name of such Purchaser; if any Purchaser does not accept such certificated Shares, then such Purchaser may require the Money Escrow Agent to return to it all Required Payments (together with all interest earned thereon) made by such Purchaser and not previously returned to such Purchaser."


11. Section 4.2(a) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

      "4.2 Certain Call Rights.
           -------------------

         (a) In addition to the Shares, Subsequent Shares and First Tranche Call Shares that the Purchasers may or are obligated to purchase elsewhere under this Agreement, each Purchaser shall have the right, but not the obligation, to require the Seller to sell to it a number of Shares equal to the product of (1) 600,000 multiplied by (2) such Purchaser's First Tranche Percentage at a price per Share equal to the Call Shares Per Share Purchase Price. A Purchaser may exercise its rights under this Section 4.2(a), in whole or in part, from time to time and at any time from the date of this Agreement through and including December 15, 2001 by delivering to the Seller one or more written notices (each, a "Call Option Notice"), specifying the number of such shares of Common Stock to which such notice relates."

                                     * * * *





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IN WITNESS WHEREOF, the Parties hereto have caused this Supplemental Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.


CHINA DEVELOPMENT INDUSTRIAL BANK INC.


By: /s/ Chin Lin
    ----------------------------------
Chin Lin
Senior Executive Vice President


PINE RIDGE FINANCIAL, INC.                   First Settlement Shars    760,000
                                             Option Shares             332,500
                                                                     ---------
                                             Total Shares            1,092,500
By: /s/ Kenneth L. Henderson
    ----------------------------------
Kenneth L. Henderson
Attorney-in-Fact


VERTICAL VENTURES LLC                        First Settlement Shars     40,000
                                             Option Shares              17,500
                                                                     ---------
By: /s/ Josh Silverman                       Total Shares               57,500
    ----------------------------------
Josh Silverman
Manager


BAKER & MCKENZIE


By: /s/ Kevin Liao
    ----------------------------------
Name: Kevin Liao
Title: Associate Partner




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